Exhibit 23(b)

Independent Auditors’ Consent

The Board of Directors
Florida Power Corporation d/b/a Progress Energy Florida, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Florida Power Corporation d/b/a Progress Energy Florida, Inc., of our report dated February 15, 2001, relating to the statements of income and comprehensive income, cash flows and common equity of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation for the year ended December 31, 2000 and the related financial statement schedules, incorporated by reference herein, which report appears in the December 31, 2002 Form 10-K of Florida Power Corporation and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Tampa, Florida
March 21, 2003